PRESS RELEASE
Clorox Reports Q1 Fiscal Year 2024 Results, Updates Outlook
OAKLAND, Calif., Nov. 1, 2023 — The Clorox Company (NYSE: CLX) today reported results for the first quarter of fiscal year 2024, which ended Sept. 30, 2023.
First-Quarter Fiscal Year 2024 Summary
Following is a summary of key results for the first quarter, which was marked by the impact of the previously announced cyberattack. All comparisons are with the first quarter of fiscal year 2023 unless otherwise stated.
•Net sales decreased 20% to $1.4 billion compared to a 4% net sales decrease in the year-ago quarter. The decrease was driven largely by lower volume resulting from the cyberattack, partially offset by favorable price mix. Organic sales1 were down 18%.
•Gross margin increased 240 basis points to 38.4% from 36.0% in the year-ago quarter, due to the benefits of pricing and cost-savings initiatives, partially offset by the impact of lower volume.
•Diluted net earnings per share (diluted EPS) decreased 75% to 17 cents from 68 cents in the year-ago quarter. This decrease includes current-period investments in the company's long-term strategic digital capabilities and productivity enhancements (17 cents) and incremental expenses resulting from the cyberattack (15 cents).
•Adjusted EPS1 decreased 47% to 49 cents from 93 cents in the year-ago quarter, due to lower volume partially offset by the benefits of pricing and ongoing cost-savings initiatives.
•Year-to-date net cash provided by operations was $20 million compared to $178 million in the year-ago period, representing an 89% decrease.
“After entering the fiscal year with solid momentum, the August cyberattack caused wide-scale disruptions that are impacting our short-term financial performance,” said CEO Linda Rendle. “Looking forward, our near-term priorities are clear: We are laser focused on rebuilding customer inventories, preserving merchandising activities, and ultimately rebuilding distribution and market share. We are confident that our portfolio of leading brands in essential categories and our IGNITE strategy will enable us to deliver consistent, profitable growth over time.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Delivered another quarter of strong cost savings as part of the company's effort to rebuild margin.
•Improved volume consumption trends enterprisewide prior to the cyberattack while lapping major pricing actions in the year-ago period.

•Successfully executed pricing to offset higher costs, generating organic sales growth in the International segment.

•Named Safer Choice Partner of the Year by the U.S. Environmental Protection Agency, the sixth time the company has been recognized with this award acknowledging efforts to manufacture products with ingredients designated as safer for families, pets, workplaces, communities and the environment.
Key Segment Results
The following is a summary of key first-quarter results by reportable segment. It reflects the impact of the previously announced cyberattack, which drove lower sales in all segments and lower segment adjusted earnings before interest and income taxes, or adjusted EBIT2, in three of four segments. All comparisons are with the first quarter of fiscal year 2023, unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2023.
Health and Wellness (Cleaning; Professional Products)
•Net sales were down 23%, with 29 points of lower volume partially offset by 6 points from favorable price mix. Results reflect decreases in both businesses.
•Segment adjusted EBIT was down 22%, driven primarily by the impact of lower volume partially offset by the benefit of pricing.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales were down 23%, with 30 points of lower volume more than offsetting 7 points from favorable price mix. Results reflect decreases in all three businesses.
•Segment adjusted EBIT was down 118%, primarily due to lower volume. The decrease was partially offset by the benefits of cost-savings initiatives and pricing.
Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales were down 28%, driven by 37 points of lower volume partially offset by 9 points of favorable price mix. Results reflect decreases in all three businesses.
•Segment adjusted EBIT was down 68%, mainly due to lower volume partially offset by lower manufacturing and logistics costs.
International (Sales Outside the U.S.)
•Net sales decreased 5%, with 22 points of favorable price mix more than offset by 14 points of unfavorable foreign exchange rates and 13 points of lower volume. Organic sales grew 9%.
•Segment adjusted EBIT increased 48% behind the benefit of pricing, which more than offset unfavorable foreign exchange rates and the impact of lower volume.

2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Fiscal Year 2024 Outlook
The company is updating the following elements of its fiscal year 2024 outlook:
•Net sales are now expected to be down mid- to high single digits, updated to reflect the impact from the cyberattack. This compares to the previous expectation of sales that are flat to up 2%. This continues to reflect about 2 points of unfavorable impact from foreign exchange rates.
•Gross margin is now expected to be about flat, reflecting the combined benefit of pricing actions, cost savings and supply chain optimization offset by input cost inflation and the impact from the cyberattack. This compares to the previous expectation of an increase between 150 and 175 basis points.
•Selling and administrative expenses are now expected to be about 16% of net sales, including about 2 points of impact related to investments to enhance the company's digital capabilities, implementation of the streamlined operating model and expenses resulting from the cyberattack. This compares to the previous expectation of between 15% and 16% of net sales.
•Advertising and sales promotion spending is expected to be about 11% of net sales. This continues to reflect the company's stepped-up efforts to emphasize the superior value of its brands at a time when consumers are increasingly becoming more value focused as well as to support efforts to rebuild market share.
•The company's effective tax rate is now expected to be between 23% and 24%, compared to the previous expectation of about 24%.
•Net of these factors, fiscal year diluted EPS is now expected to be between $2.10 and $2.60, or an increase of 75% to 117%, respectively. This compares to previous expectations between $4.65 and $4.95, or an increase of 290% to 316%, respectively. Adjusted EPS is now expected to be between $4.30 and $4.80, or a decrease of 16% to 6%. This compares to previous expectations of between $5.60 and $5.90, or an increase of 10% to 16%, respectively. Adjusted EPS excludes the long-term strategic investments in digital capabilities and productivity enhancements, which continue to be estimated at about 70 cents; a 25-cent charge related to the streamlined operating model; and incremental charges resulting from the cyberattack of about 25 cents. It also excludes a noncash charge of about $1.00 related to termination of the company's domestic qualified pension plan.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its first-quarter fiscal year 2024 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS)

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ayudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2023 the company was ranked
No. 1 on Barron’s 100 Most Sustainable Companies list. Visit thecloroxcompany.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company’s operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts between the U.S. and its trading partners, especially China; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; intense competition in the company’s markets; risks related to the company’s use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company’s financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company’s internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; continued high levels of inflation in Argentina; potential operational or supply chain disruptions from wars and military conflicts, including the conflict in Ukraine; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach;

widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges related to the carrying value of the company’s Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS and segment adjusted EBIT for the first quarter of fiscal year 2024, as well as adjusted EPS outlook for fiscal year 2024.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions, and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Pension Settlement
In the second quarter of fiscal year 2024, a one-time, noncash settlement charge is expected to be recognized related to the previously disclosed termination of the domestic qualified pension plan, as plan obligations are settled through both lump sum payouts and annuity purchases. The actual amount of the settlement charge could vary based on the final valuation of assets and liabilities.
Cyberattack Costs
As previously disclosed, incremental costs were incurred by the company as the result of a cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company’s business operations.
The company has not recognized any insurance proceeds in the three months ended Sept. 30, 2023, related to the cyberattack. The timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment. The company expects to continue to incur costs associated with the cyberattack in future periods.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model
In the first quarter of fiscal year 2023, Clorox began recognizing costs related to a plan that involves streamlining its operating model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company's ability to respond more quickly to changing consumer behaviors and innovate faster. The company anticipates the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period.

Once fully implemented, the company expects annual cost savings of approximately $75 million to $100 million, with benefits of approximately $35 million realized in fiscal year 2023. The benefits of the streamlined operating model are currently expected to increase future cash flows as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing and research and development. The company incurred $60 million of costs in fiscal year 2023 and anticipates incurring approximately $30 million to $40 million in fiscal year 2024 related to this initiative. Related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 65% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended Sept. 30, 2023
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	(23)%	(23)%	(28)%	(5)%	(20)%
Add: Foreign exchange	—	—	—	14	2
Add/(Subtract): Divestitures/acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(23)%	(23)%	(28)%	9%	(18)%

(1)Total Company includes Corporate and Other.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted earnings per share
	Three months ended
	9/30/2023	9/30/2022	% Change

As reported (GAAP)	$0.17	$0.68	(75)%
Cyberattack costs (1)	0.15	—
Streamlined operating model (2)	—	0.12
Digital capabilities and productivity enhancements investment (3)	0.17	0.13
As adjusted (Non-GAAP)	$0.49	$0.93	(47)%

(1) During the three months ended Sept. 30, 2023, the company incurred approximately $24 ($18 after tax) of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(2) During the three months ended Sept. 30, 2023, and 2022, the company incurred $0 and $19 ($14 after tax), respectively, of restructuring and related costs, net related to implementation of the streamlined operating model.

(3) During the three months ended Sept. 30, 2023, and 2022, the company incurred approximately $27 ($21 after tax) and $20 ($15 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended
	9/30/2023	9/30/2022
External consulting fees (a)	$21	$16
IT project personnel costs (b)	2	1
Other (c)	4	3
Total	$27	$20

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full year 2024 outlook (estimated range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$2.10	$2.60
Pension settlement (4)	1.00	1.00
Cyberattack costs (5)	0.25	0.25
Streamlined operating model (6)	0.25	0.25
Digital capabilities and productivity enhancements investment (7)	0.70	0.70
As adjusted (Non-GAAP)	$4.30	$4.80

(4) In FY24, the company expects to incur approximately $155-$175 ($118-134 after tax) of costs related to termination of the domestic qualified pension plan.

(5) In FY24, the company expects to incur approximately $40-$50 ($30-$38 after tax) of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(6) In FY24, the company expects to incur approximately $30-$40 ($23-$30 after tax) of restructuring and related costs, net related to implementation of the streamlined operating model.
(7) In FY24, the company expects to incur approximately $100-$120 ($76-$91 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended
	9/30/2023	9/30/2022
Earnings (losses) before income taxes	$29	$116
Interest income	(10)	(2)
Interest expense	21	22
Cyberattack costs	24	—
Streamlined operating model	—	19
Digital capabilities and productivity enhancements investment	27	20
Adjusted EBIT	$91	$175

Clorox Media Contact:
corporate.communications@clorox.com

Clorox Investor Relations Contact:
investor.relations@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended
	09/30/2023	09/30/2022
Net sales	$1,386	$1,740
Cost of products sold	854	1,114
Gross profit	532	626
Selling and administrative expenses	276	261
Advertising costs	165	161
Research and development costs	29	32
Interest expense	21	22
Other (income) expense, net	12	34
Earnings before income taxes	29	116
Income tax expense	4	29
Net earnings	25	87
Less: Net earnings attributable to noncontrolling interests	3	2
Net earnings attributable to Clorox	$22	$85

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.17	$0.69
Diluted net earnings per share	$0.17	$0.68

Weighted average shares outstanding (in thousands)
Basic	123,973	123,339
Diluted	124,650	123,914

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales
	Three months ended
	9/30/2023	9/30/2022	% Change(1)
Health and Wellness	$504	$657	(23)%
Household	325	423	(23)
Lifestyle	229	320	(28)
International	270	285	(5)
Corporate and Other (2)	58	55	5
Total	$1,386	$1,740	(20)%

	Segment adjusted EBIT
	Three months ended
	9/30/2023	9/30/2022	% Change(1)
Health and Wellness	$104	133	(22)%
Household	(4)	22	(118)
Lifestyle	19	60	(68)
International	34	23	48
Corporate and Other	(62)	(63)	(2)
Total	$91	$175	(48)%
Interest income	10	2
Interest expense	(21)	(22)
Cyberattack costs (3)	(24)	—
Streamlined operating model (4)	—	(19)
Digital capabilities and productivity enhancements investment (5)	(27)	(20)
Earnings before income taxes	$29	$116	(75)%

(1) Percentages based on rounded numbers.
(2) Corporate and Other includes the Vitamin, Minerals and Supplements business.
(3) Represents costs related to the cyberattack of $24 ($18 after tax) for the three months ended Sept. 30, 2023.
(4) Represents restructuring and related costs, net for implementation of the streamlined operating model of $0 and $19 ($14 after tax) for the three months ended Sept. 30, 2023, and 2022, respectively.

(5) Represents expenses related to the company's digital capabilities and productivity enhancements investment of $27 ($21 after tax) and $20 ($15 after tax) for the three months ended Sept. 30, 2023, and 2022, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	9/30/2023	6/30/2023	9/30/2022
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$518	$367	$278
Receivables, net	581	688	612
Inventories, net	710	696	755
Prepaid expenses and other current assets	102	77	118
Total current assets	1,911	1,828	1,763
Property, plant and equipment, net	1,317	1,345	1,322
Operating lease right-of-use assets	328	346	336
Goodwill	1,246	1,252	1,546
Trademarks, net	541	543	685
Other intangible assets, net	162	169	190
Other assets	486	462	311
Total assets	$5,991	$5,945	$6,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$347	$50	$348
Current operating lease liabilities	88	87	78
Accounts payable and accrued liabilities	1,678	1,659	1,584
Income Taxes Payable	115	121	—
Total current liabilities	2,228	1,917	2,010
Long-term debt	2,478	2,477	2,475
Long-term operating lease liabilities	290	310	308
Other liabilities	837	825	805
Deferred income taxes	27	28	59
Total liabilities	5,860	5,557	5,657
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,246	1,245	1,193
Retained earnings	299	583	832
Treasury stock	(1,219)	(1,246)	(1,315)
Accumulated other comprehensive net (loss) income	(494)	(493)	(515)
Total Clorox stockholders’ (deficit) equity	(37)	220	326
Noncontrolling interests	168	168	170
Total stockholders’ equity	131	388	496
Total liabilities and stockholders’ equity	$5,991	$5,945	$6,153